Exhibit 4.2

AUTHORIZED PARTICIPANT AGREEMENT

AUTHORIZED PARTICIPANT AGREEMENT (this “Agreement”) dated as of ____________, 2009 among (i) _________, a ________ [organized] under the laws of __________ (the “Authorized Participant”), (ii) The Bank of New York Mellon, a New York Banking corporation acting in its capacity as trustee (in such capacity, the “Trustee”) of the Trust(s) listed on the attached Schedule A, which is a part of this Agreement (each a “Trust” and collectively, the “Trusts”), each Trust created under New York law pursuant to its respective Depositary Trust Agreement identified on the attached Schedule A (each a “Trust Agreement” and collectively, the “Trust Agreements”), and (iii) ETF Securities USA LLC, in its capacity as sponsor of each Trust (in such capacity, the “Sponsor”).

RECITALS

A. Pursuant to the provisions of the applicable Trust Agreements, each Trust may from time to time issue or redeem equity securities representing an interest in the assets of such Trust (“Shares”), in each case only in aggregate amounts as set out in Schedule A (such aggregate amount, a “Basket”), and integral multiples thereof, and only in transactions with a party who, at the time of the transaction, shall have signed and in effect an Authorized Participant Agreement with such Trust.

B. [     ] has requested to become an “Authorized Participant” with respect to each Trust (as such term is defined in the applicable Trust Agreement), and the Sponsor and the Trustee have agreed to such request.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, hereto, intending to be legally bound, agree as follows:

Section 1. Procedures. The Authorized Participant will purchase or redeem Baskets of Shares of the relevant Trust in compliance with the relevant Trust Agreement as supplemented by the Creation and Redemption Procedures attached to this Agreement as Schedule 1 (such procedures, as the same may be amended or modified from time to time in compliance with the provisions hereof and thereof, the “Procedures”), using the form attached thereto as Annex I (a “Purchase Order”, in the case of an order to purchase one or more Baskets of Shares issued by a specified Trust and a “Redemption Order”, in case of an order to redeem one or more Baskets of Shares issued by a specified Trust). All Purchase Orders and Redemption Orders (collectively, “Orders”) shall be placed and executed in accordance with the relevant Trust Agreement as supplemented by the Procedures. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Procedures.

Section 2. Incorporation of Standard Terms. The Standard Terms attached hereto as Schedule 2 are hereby incorporated by reference into, and made a part of, this Agreement.

Section 3. Conflicts Rules. In case of any inconsistency between the provisions of this Agreement and an applicable Trust Agreement, the provisions of such Trust Agreement shall control.

In case of inconsistency between the provisions incorporated by reference into this Agreement pursuant to Section 2 above and any other provision of this Agreement, the latter will control.

Section 4. Authorized Representatives. Pursuant to Section 2.01 of the Standard Terms, attached hereto as Schedule 3 is a certificate listing the Authorized Representatives of the Authorized Participant.

Section 5. Additional Covenants. The Authorized Participant covenants and agrees:

(a) To use its best efforts to ensure that any Delivery of applicable Bullion to the Custodian, or any withdrawal of applicable Bullion from the appropriate Trust, in connection with a Purchase Order or Redemption Order placed by the Authorized Participant will take place only through one or more members of the London Bullion Market Association and/or the London Platinum and Palladium Association as appropriate under the terms of the applicable Trust Agreement.

(b) Promptly upon written demand therefore (accompanied by such reasonable evidence as the Authorized Participant may request), to reimburse the relevant Trust or the Custodian the amount of any taxes (including value added taxes) that may be imposed on the relevant Trust or the Custodian in connection with any Delivery of Bullion by or on behalf of the Authorized Participant to the Custodian (in the case of a Purchase Order placed by the Authorized Participant), or any Delivery of Bullion to or for the account of the Authorized Participant (in the case of a Redemption Order placed by the Authorized Participant).

Section 6. Notices. Except as otherwise specifically provided in the Procedures, all notices required or permitted to be given pursuant hereto shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram or facsimile or similar means of same day delivery (with a confirming copy by mail) addressed as follows:

(i) If to the Trustee:

The Bank of New York Mellon

2 Hanson Place — Floor 9th

Brooklyn, NY 11217

Attn: Jarvis Joseph

Telephone: (718) 315-4412

Facsimile: (718) 315-3080

Telex:

(ii) If to the Sponsor: ETF Securities USA LLC

555 California Street, Suite 2900

San Francisco, CA 94104

Attn: Fred Jheon

Telephone: (415) 404-6332

Facsimile:

Telex:

(iii) If to the Authorized Participant:

[	]

Attn:

[	]

Telephone:

Facsimile:

Telex:

or such other address as any of the parties hereto shall have communicated in writing to the remaining parties in compliance with the provisions hereof.

Section 7. Effectiveness, Termination and Amendment. This Agreement shall become effective upon execution and delivery by each of the parties hereto. This Agreement may be terminated at any time by any party upon sixty days prior written notice to the other parties and may be terminated earlier by the Trustee or the Sponsor at any time on the event of a breach by the Authorized Participant of any provision of this Agreement (including the Standard Terms incorporated by Section 2 hereof) or the Procedures. This Agreement, along with any other agreement or instrument delivered pursuant to this Agreement, supersedes any prior agreement between or among the parties concerning the matters governed hereby. This Agreement may be amended by the Trustee and the Sponsor from time to time without the consent of the Authorized Participant or any Beneficial Owner by the following procedure: the Trustee or the Sponsor will mail a copy of the amendment to the Authorized Participant in compliance with the notice provisions of this Agreement; if the Authorized Participant does not object in writing to the amendment within ten (10) Business Days after receipt of the proposed amendment, the amendment will become part of this Agreement in accordance with its terms. Titles and section headings in this Agreement (and in the Standard Terms incorporated by Section 2 hereof and the Procedures) are included solely for convenient reference and are not a part of this Agreement.

Section 8. Governing Law. This Agreement and all the transactions hereunder shall be governed by and interpreted in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict law principles) as to all matters including matters of validity, construction, effect, performance and remedies. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in New York City over any suit, action or proceeding arising out of, or relating to, this Agreement.

Section 9. Assignment. No party to this Agreement shall assign any rights, or delegate the performance of any obligations, arising hereunder without the prior written consent of the other parties hereto, which shall not be reasonably withheld; provided, that any entity into which a party hereto may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which a party hereunder shall be a party, shall be the successor of such party hereto. The party resulting from any such merger, conversion, consolidation or succession shall promptly notify the other parties hereto of the change. Any purported assignment or delegation in violation of these provisions shall be null and void. Notwithstanding the foregoing, any successor Trustee appointed in compliance with the applicable Trust Agreement shall automatically become a party hereto and shall assume all the obligations, and be entitled to all the rights and remedies of the Trustee hereunder with respect to the applicable Trust.

Section 10. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Authorized Participant Agreement as of the date set forth above.

THE BANK OF NEW YORK MELLON, in its capacity as

Trustee of the Trusts listed on Schedule A hereto

By:

Name:
Title:
Date:

ETF SECURITIES USA LLC, in its capacity as

Sponsor of the Trusts listed on Schedule A hereto

By:

Name:
Title:
Date:

[AUTHORIZED PARTICIPANT]

By:
Name:
Title:
Date:

SCHEDULE A – APPLICABLE TRUSTS

•

ETFS Silver Trust, a trust created under New York law pursuant to that certain Depositary Trust Agreement dated as of ____, 2009, between the Trustee and the Sponsor, as may be amended from time to time.

•

ETFS Gold Trust, a trust created under New York law pursuant to that certain Depositary Trust Agreement dated as of ____, 2009, between the Trustee and the Sponsor, as may be amended from time to time.

•

ETFS Platinum Trust, a trust created under New York law pursuant to that certain Depositary Trust Agreement dated as of ____, 2009, between the Trustee and the Sponsor, as may be amended from time to time.

•

ETFS Palladium Trust, a trust created under New York law pursuant to that certain Depositary Trust Agreement dated as of ____, 2009, between the Trustee and the Sponsor, as may be amended from time to time.

DELIVERY LOCATIONS, BASKET SIZES

AND BULLION OUNCES PER SHARE

Description of Delivery and Basket Sizes:

	Delivery of Bullion	Shares Per Basket	Oz. per Share at Inception

ETFS Physical Silver Shares	Loco-London	100,000	1.0
ETFS Physical Gold Shares	Loco-London	50,000	0.1
ETFS Physical Platinum Shares	Loco-Zurich	50,000	0.1
ETFS Physical Palladium Shares	Loco-Zurich	50,000	0.1

SCHEDULE 1- CREATION AND REDEMPTION PROCEDURES

TABLE OF CONTENTS—SCHEDULE 1:

CREATION AND REDEMPTION PROCEDURES

Adopted by the Sponsor and Trustee (each as defined below) as of [          ], 2009

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions. or purposes of these Procedures, and the Standard Terms incorporated by reference into the Authorized Participant Agreement to which these Procedures are attached, unless the context otherwise requires, the following terms will have the following meanings:

“1933 Act” means the U.S. Securities Act of 1933, as amended.

“Affiliate” shall have the meaning given to it by Rule 501(b) under the 1933 Act.

“Authorized Participant” shall have the meaning ascribed to the term in the introductory paragraph of the Authorized Participant Agreement.

“Authorized Participant Agreement” shall mean each Authorized Participant Agreement among the Authorized Participant, the Trustee and the Sponsor into which these Standard Terms shall have been incorporated by reference. Procedures are attached as Schedule 1.c

“Authorized Participant Client” means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

“Authorized Representative” shall mean, with respect to an Authorized Participant, each individual who, pursuant to the provisions of the Authorized Participant Agreement between such Authorized Participant, the Sponsor, and the Trustee, has the power and authority to act on behalf of the Authorized Participant in connection with the placement of Purchase Orders or Redemption Orders and is in possession of the personal identification number (PIN) assigned by the Trustee for use in any communications regarding Purchase or Redemption Orders on behalf of such Authorized Participant.

“Basket” shall have the meaning ascribed to the term in Section 1.1 of the relevant Trust Agreement.

“Basket Amount” shall mean the specific basket amount term defined in Section 1.1 of the relevant Trust Agreement (e.g., the “Basket Silver Amount” in the case of the ETFS Silver Trust).

“Benchmark Price” shall have the meaning ascribed to the term in Section 1.1 of the relevant Trust Agreement.

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“Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

“Bullion” shall mean Silver, Gold, Platinum and/or Palladium as appropriate.

“Business Day” shall mean each day the exchange on which the relevant Shares trade is open for regular trading.

“Creation” means the process that begins when an Authorized Participant first indicates to the Trustee its intention to purchase one or more Baskets of a specified Trust pursuant to these Procedures and concludes with the issuance by the Trustee and Delivery to such Authorized Participant of the corresponding number of that Trust’s Shares.

“Creation and Redemption Line” shall mean a telephone number designated as such by the Trustee and communicated to each Authorized Participant in compliance with the notice provisions of the respective Authorized Participant Agreement.

“Custodial Unallocated Account” shall mean the unallocated bullion account established by the Trustee with the Custodian pursuant to the relevant Custodian Agreement.

“Custodial Allocated Account” shall mean the allocated bullion account established by the Trustee with the Custodian pursuant to the relevant Custodian Agreement.

“Custodian” shall mean HSBC Bank USA National Association, London Branch, in its capacity as custodian under the Custodian Agreements, and any successor thereto or additional custodian appointed in compliance with the provisions of the Trust Agreements and relevant Custodian Agreements.

“Custodian Day” shall mean a day on which the facilities at which a Delivery of Bullion is to take place to or by the Custodian on behalf of the Trusts are open for business.

“Custodian Agreement” or “Custodian Agreements” shall mean the Custodian Agreement dated as of ____________ , 2009 by and between the Trustee and the Custodian with respect to each Trust.

“Delivery” shall mean a delivery of Bullion or Shares, as applicable, in each case effected according to the definition of “Deliver” in Section 1.1 of the relevant Trust Agreement.

“Depositor” shall mean any Authorized Participant that deposits Bullion into the relevant Trust, either for its own account or on behalf of another Person that is the owner or beneficial owner of that Bullion.

“Deposit Property” means property which, in compliance with the provisions of the relevant Trust Agreement, must be transferred by the Authorized Participant to the relevant Trust in exchange for that Trust’s Shares.

“DTC” shall mean The Depository Trust Company, its nominees and their respective successors.

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“FINRA” means the Financial Industry Regulatory Authority.

“Gold” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement of the ETFS Gold Trust relating to gold.

“Initial Creation” shall mean the initial creation of Shares pursuant to the provisions of Section 2.01.

“Indemnified Party” shall have the meaning ascribed to it in Section 6.01.a hereof.

“LBMA” shall mean the London Bullion Market Association.

“LPPM” shall mean the London Platinum and Palladium Association.

“London Business Day” shall mean a day (other than a Saturday, Sunday or a public holiday in England) on which commercial banks generally and the over-the-counter markets in silver, with respect to ETFS Silver Trust and the ETFS PM Basket Trust and gold, with respect to the ETFS Gold Trust and the ETFS PM Basket Trust, each as coordinated by the LBMA, and in platinum, with respect to the ETFS Platinum Trust and the ETFS PM Basket Trust, and palladium, with respect to the ETFS Palladium Trust and the ETFS PM Basket Trust, coordinated by the LPPM are open for the transaction of business in London.

“Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

“Order Cut-Off Time” shall have the meaning ascribed to the term in Section 1.1 of the relevant Trust Agreement.

“Order Date” shall have, (i) with respect to a Purchase Order, the meaning ascribed to the term in Section 2.3 of the relevant Trust Agreement; and (ii) with respect to a Redemption Order, the meaning ascribed to the term in Section 2.6 of the relevant Trust Agreement.

“Ounce” shall have the meaning ascribed to the term in Section 1.1 of the relevant Trust Agreement.

“Palladium” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement of the ETFS Palladium Trust relating to palladium.

“Person” shall mean any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Platinum” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement of the ETFS Platinum Trust relating to platinum.

“PM Basket” shall mean precious metal Shares with a pro-rata share of Gold, Silver, Platinum and Palladium as set out in Schedule A [and as defined in Section 1.1 of the Trust Agreement of the ETFS PM Basket Trust].

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“Procedures” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

“Prospectus” means the current prospectus of the relevant Trust included in its effective registration statement, as supplemented or amended from time to time.

“Purchase Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

“Redemption Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

“Shares” means Shares issued by the relevant Trust pursuant to the provisions of the relevant Trust Agreement.

“Silver” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement of the ETFS Silver Trust relating to silver.

“Sponsor” shall mean ETF Securities USA LLC, a Delaware company, in its capacity as sponsor under the Trust Agreements.

“Trustee” shall mean The Bank of New York Mellon, a New York banking corporation, in its capacity as Trustee under each Trust Agreement, and any successor thereto in compliance with the provisions thereof.

“Trust” or “Trusts” shall have the meanings ascribed to them in the introductory paragraph of the Authorized Participant Agreement.

“Trust Agreement” or “Trust Agreements” shall have the meanings ascribed to them in the introductory paragraph of the Authorized Participant Agreement.

“Unallocated Basis” shall have the meaning ascribed to the term in Section 1.1 of the relevant Trust Agreement.

“VAT” shall mean (a) any tax imposed pursuant to or in compliance with the Sixth Directive of the Council of the European Economic Communities (77/388/EEC) including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (b) any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere, in substitution for, or levied in addition to, such tax referred to in “(a)”.

Section 1.02 Interpretation. In these Procedures:

Unless otherwise indicated, all references to Sections, clauses, paragraphs, schedules or exhibits, are to Sections, clauses, paragraphs, schedules or exhibits in or to these Procedures.

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The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to these Procedures as a whole, and not to any individual provision in which such words may appear.

A reference to any statute, law, decree, rule, regulation or other applicable norm shall be construed as a reference to such statute, law, decree, rule, regulation or other applicable norm as re-enacted, re-designated or amended from time to time.

A reference to any agreement, instrument or document shall be construed as a reference to such agreement, instrument or document as the same may have been amended from time to time in compliance with the provisions thereof.

Section 1.03 Conflicts. In case of conflict between any provision of these Procedures and the terms of an applicable Trust Agreement, the terms of the Trust Agreement shall control.

ARTICLE II

CREATION PROCEDURES

Section 2.01 Initial Creation of Shares. The initial creation of Shares of a Trust will take place in compliance with such procedures as the Trustee, the Sponsor and the initial Depositor may agree.

Section 2.02 Subsequent Creation of Shares. After the Initial Creation, the issuance and Delivery of Shares of a specified Trust shall take place only in integral numbers of Baskets in compliance with the following rules:

a.

Authorized Participants wishing to acquire from the Trustee one or more Baskets shall place a Purchase Order with the Trustee no later than 3:59:59 p.m. (New York time) on any Business Day. Purchase Orders received by the Trustee on or after the Order Cut-Off Time on a Business Day shall be considered received at the opening of business on the next Business Day and shall have as their Order Date such next Business Day.

b.	For purposes of paragraph “a” above, a Purchase Order shall be deemed “received” by the Trustee only when either of the following has occurred no later than 3:59:59 p.m. (New York time):
(i)	Telephone/fax Order - An Authorized Representative shall have placed a telephone call to the Trustee’s Creation and Redemption Line, or
(ii)	Web-based Order – An Authorized Representative shall have accessed the Trustee’s online services (www.etfservices.bankofny.com)

in either case informing the Trustee that the Authorized Participant wishes to place a Purchase Order for a specified number of Baskets and the Trustee shall have received, via facsimile or electronic mail message, a duly completed, irrevocable Purchase Order executed by an Authorized Representative of such Authorized Participant.

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c.	The Trustee shall provide a written summary to the Custodian of all Purchase Orders for such Order Date no later than 4:30 p.m. (New York time).
d.

Upon receipt of a valid Purchase Order, the Trustee shall send to the Authorized Participant (with copy to the Custodian), via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the Order Date for such Purchase Order a copy of the corresponding Purchase Order endorsed “Accepted” by the Trustee and indicating the Basket Amount that the Authorized Participant shall Deliver to the Custodian in respect of each Basket. Prior to the transmission of the Trustee’s acceptance as specified above, a Purchase Order will only represent the Authorized Participant’s unilateral offer to deposit Bullion in exchange for Baskets of Shares and will have no binding effect upon the Trust, the Trustee, the Custodian or any other party.

e.

The Basket Amount corresponding to each Basket must be deposited in the Custodial Unallocated Account in unallocated Bullion loco London with respect to Gold and Silver and loco Zurich with respect to Platinum and Palladium no later than 11:00 a.m. (London time) on the third Business Day following the Order Date. The Custodian will then allocate all the Bullion (other than an amount less than 430 Ounces for Gold, 1100 Ounces for Silver, 192 Ounces for Platinum and 192 Ounces for Palladium (or the pro-rata thereof for a PM Basket)) by transferring the Bullion to the Custodial Allocated Account. Allocation is generally expected to be completed the same day as deposit of Bullion into the Custodial Unallocated Account.

f.

The Custodian shall allocate Bullion to the Trustee’s Custodial Account by (i) making entries in the Custodian’s books and records to identify such Bullion as being held for the Trust, it being understood that such entries shall identify, as applicable to the specific Order, each bar of Gold or Silver or each plate or ingot of Platinum or Palladium so allocated by refiner, assay, serial number and gross and fine weight; (ii) physically segregating from Bullion held by the Custodian for its own account or on behalf of other clients the Bullion so allocated to the Trustee’s Custodial Account; and (iii) sending to the Trustee, via signed facsimile and electronic mail message, a written confirmation of the allocation, including the identification of the bars, plates or ingots allocated as described above.

g.

On the third Business Day following the Order Date corresponding to a Purchase Order, or on such earlier date and time as the Trustee in its discretion may agree, the Trustee shall issue the aggregate number of Shares corresponding to the Baskets ordered by the Authorized Participant and Deliver them, by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order, provided that, by 9:00 a.m. (New York time) on the date such issuance and Delivery is to take place:

(i)

the Custodian shall have reported in writing to the Trustee that the corresponding amount of Bullion has been deposited in the Trustee’s Custodian Unallocated Account in compliance with the provisions of paragraph “e” above;

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(ii)	the Authorized Participant shall have paid or agreed to pay the Trustee a per order transaction fee in the amount of US$500;
(iii)

the Authorized Participant shall have agreed to pay, or reimburse the Custodian or the relevant Trust the amount of, any applicable taxes (including VAT) which is or becomes due in connection with the Delivery of relevant Bullion to the Custodian; and

(iv)	any other conditions to the issuance under the Trust Agreement shall have been satisfied.
h.

In all other cases, the Trustee shall issue the aggregate number of Shares corresponding to the Baskets ordered by the Authorized Participant and Deliver them by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order on the Business Day following the date on which the conditions set forth in clauses (i) to (iv) of paragraph “g” above shall have been met.

ARTICLE III

REDEMPTION PROCEDURES

Section 3.01  Redemption of Shares. Redemption of Shares of a specified Trust shall take place only in integral numbers of Baskets in compliance with the following rules:

a.

Authorized Participants wishing to redeem one or more Baskets shall place a Redemption Order with the Trustee no later than 3:59:59 p.m. (New York time) on any Business Day. Redemption Orders received by the Trustee on or after the Order Cut-Off Time on any Business Day shall be considered received at the opening of business on the next Business Day and shall have as their Order Date such next Business Day.

b.	For purposes of paragraph “a” above, a Redemption Order shall be deemed “received” by the Trustee only when either of the following has occurred no later than 3:59:59 p.m. (New York time):
(i)	Telephone/fax Order. - An Authorized Representative shall have placed a telephone call to the Trustee’s Creation and Redemption Line, or
(ii)	Web-based Order. – An Authorized Representative shall have accessed the Trustee’s online services (www.etfservices.bankofny.com)

in either case informing the Trustee that the Authorized Participant wishes to place a Redemption Order for a specified number of Baskets and within one hour following such telephone call the Trustee shall have received, via facsimile or electronic mail message, a duly completed, irrevocable Redemption Order executed by an Authorized Representative of such Authorized Participant.

c.

Upon receipt of a valid Redemption Order, the Trustee shall send to the Authorized Participant (with copy to the Custodian), via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the Order Date for such Redemption Order a

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copy of the corresponding Redemption Order endorsed “Accepted” by the Trustee and indicating the Basket Amount that the Custodian shall Deliver to the Authorized Participant in respect of each Basket being redeemed.

d.	Provided that by 4:00 p.m. (New York time) on the second Business Day following the Order Date of a Redemption Order, the Trustee shall have confirmed in writing to the Custodian that:
(i)	the Authorized Participant has Delivered to the Trustee’s account at DTC the total number of Shares to be redeemed by such Authorized Participant pursuant to such Redemption Order;
(ii)	the Authorized Participant has paid or agreed to pay the Trustee a per order transaction fee of US$500;
(iii)

the Authorized Participant has agreed to pay, or reimburse the Custodian or the Trust the amount of, any applicable taxes (including VAT) which is or becomes due in connection with the Delivery of Relevant Bullion to the Authorized Participant; and

(iv)

any other conditions to the redemption under the Trust Agreement have been satisfied, the Custodian will on the next following London Business Day Deliver, as applicable to the specific Redemption Order, unallocated Silver or Gold loco London or unallocated Platinum or Palladium loco Zurich in the amounts specified in the communication sent in compliance with paragraph “c” above, to the account indicated by the redeeming Authorized Participant in its Redemption Order (which shall be an appropriate a bullion account in London with an LBMA member or LPPM member, as applicable for the type of Bullion involved). Having made such Delivery, the Custodian will send written confirmation thereof to the Trustee who will then cancel the Shares so redeemed.

e.

In all other cases, Delivery must be completed by the Custodian as soon as, in the reasonable judgment of the Custodian, it is practicable following receipt of written confirmation from the Trustee as described in clauses “i” to “iv” of paragraph “d” above.

f.

The foregoing provisions notwithstanding, the Custodian shall not be liable for any failure or delay in making Delivery of Bullion in respect of a Redemption Order arising from nuclear fission or fusion, radioactivity, war, terrorist event, invasion, insurrection, civil commotion, riot, strike, act of government, public authority or act of God, or a similar cause that is beyond the Custodian’s control. In the event of any such delay, the time to complete Delivery in respect of a Redemption Order will be extended for a period equal to that during which the inability to perform continues.

g.

In the event that, by 4:00 p.m. (New York time) on the second Business Day following the Order Date of a Redemption Order, Trustee’s account at DTC shall not have been credited with the total number of Shares corresponding to the total number of Baskets to be redeemed pursuant to such Redemption Order, the Trustee (in consultation with the Sponsor) will cancel such Redemption Order and will send via fax or electronic mail

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  message notice of such cancellation to the respective Authorized Participant and the Custodian.

h.

The Custodian is not a clearing bank for platinum and palladium and will be reliant on its Zurich clearing agent in Zurich to credit its own account at that bank in order to effect creations and redemptions of Shares involving Platinum or Palladium. In the case of redemptions, it may take longer than three business days for Platinum or Palladium to be credited to such account and if so the settlement will be delayed.

IN WITNESS WHEREOF, the Sponsor and the Trustee have executed these Creation and Redemption Procedures as of the date set forth above.

THE BANK OF NEW YORK MELLON, in its capacity as

Trustee

By:	/s/

Name:
Title:

ETF SECURITIES USA LLC, in its capacity as Sponsor

By:	/s/

Name:
Title:

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ANNEX I TO CREATION AND REDEMPTION PROCEDURES

THE BANK OF NEW YORK MELLON, TRUSTEE

CREATION/REDEMPTION ORDER FORM

UNALLOCATED ORDERS ONLY

CONTACT INFORMATION FOR ORDER EXECUTION:
Telephone order number	(718) 315-4811 / 315-4512
Fax order number:	(718) 315-4881
Custodian Instruction:

Participant must complete all items in Part 1. The Trustee in its discretion may reject any order not submitted in complete form.

I. TO BE COMPLETED BY PARTICIPANT:

Name of Trust: ____________________________________________

Date: __________________________	Time: _________________________
Broker Name: ___________________	Firm Name: ____________________
DTC Participant Number: _________	Fax Number: ___________________
Telephone Number: _______________	Symbol: _______________________

Type of order (Check Creation or Redemption please)

Creation: ______________________________	Redemption: _________________________
# of Baskets:	Number: ____________________________
Order #	Number written out: ___________________

Please indicate Bullion clearing agent:

JP Morgan	☐	Deutsche Bank	☐	HSBC	☐	Bank of Nova Scotia	☐	UBS	☐
Other	☐	________________

This Purchase or Redemption Order is subject to the terms and conditions of the Trust Agreement of the Shares of the Trust as currently in effect and the Authorized Participant Agreement between the Authorized Participant, the Trustee and the Sponsor named therein. All representations and warranties of the Authorized Participant set forth in such Trust Agreement (including, if this is a Purchase Order, the representations in Section 3.2 of the Trust Agreement).and in the Authorized Participant Agreement are incorporated herein by reference and are true and accurate as of the date hereof.

The undersigned does hereby certify as of the date set forth below that he/she is an Authorized Representative under the Authorized Participant Agreement and that he/she is authorized to deliver this Purchase or Redemption Order to the Trustee on behalf of the Authorized Participant. The Authorized Participant acknowledges and agrees that that (1) once accepted by the Trustee, this Purchase or Redemption Order will become a legally binding contract for the delivery of the Basket Amount per Basket, or the number of Baskets, indicated above, and that the final Basket Amount will be announced at the conclusion of the trading day, and (2) any taxes (including Value Added Taxes) incurred in connection with this transaction will be the responsibility of, and will be reimbursed upon demand from the Custodian or the Trust by, the Authorized Participant.

Authorized Representative’s Signature	Date

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II. TO BE COMPLETED BY TRUSTEE AND CUSTODIAN:

This certifies that the above order has been:

______________________Accepted by the Trustee

______________________Accepted by Custodian

______________________Declined-Reason: ____________________________________________

Final # of Ounces: ______________________	Final # of Shares: ______________________

Final Cash Due to BNYM ________________

Date	Time	Authorized Signature of Custodian

Date	Time	Authorized Signature of Trustee

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SCHEDULE 2- STANDARD TERMS

TABLE OF CONTENTS—SCHEDULE 1

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STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the “Standard Terms”) agreed to as of [               ], 2009 by and between The Bank of New York Mellon, a New York banking corporation, and ETF Securities USA LLC, a Delaware corporation.

ARTICLE I

ORDERS FOR PURCHASE AND REDEMPTION

Section 1.01. Authorization to Purchase and Redeem Baskets. Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement the Authorized Participant will be authorized to purchase and redeem Baskets of Shares in compliance with the provisions of the Trust Agreement.

Section 1.02. Procedures for Orders. Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

Section 1.03. Consent to Recording. The phone lines used by the Trustee, the Custodian or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

Section 1.04. Irrevocability. The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Trustee of an Order shall be irrevocable; provided that each of the Trust and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement.

Section 1.05. Costs and Expenses. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders.

Section 1.06. Delivery of Property to the Trust. The Authorized Participant understands and agrees that in the event Deposit Property is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order may be cancelled by the Trustee and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Trustee or the Custodian related to the cancelled Order.

Section 1.07. Title to Deposit Property and Shares Surrendered for Redemption. The Authorized Participant represents and warrants to the Trustee that

a. in connection with each Purchase Order, the Authorized Participant will have full power and authority to transfer to the Trust the corresponding Deposit Property, and that upon delivery of such Deposit Property to the Custodian and/or the relevant subcustodian in accordance with the Procedures, the Trust will acquire good and unencumbered title to such property, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise; and

b. in connection with a Redemption Order, the Authorized Participant will have full power and authority to surrender to the Trustee for redemption the

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corresponding Shares, and upon such surrender the Trust will acquire good and unencumbered title to such Shares, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, transferability restrictions (whether arising by operation of law or otherwise), loan, pledge, repurchase or securities lending agreements or other arrangements which would preclude the delivery of such Shares on a “regular way” basis.

Section 1.08. Certain Payments or Distributions.

a. With respect to any Purchase Order, the Trust acknowledges and agrees to return to the Authorized Participant any payment, distribution or other amount paid to the Trust in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Authorized Participant. Likewise, the Authorized Participant acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to the Authorized Participant or any Authorized Participant Client in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Trust.

b. With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust. The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust. Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any Shares transferred to the Trust that, based on the valuation of such Shares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

ARTICLE II

AUTHORIZED REPRESENTATIVES

Section 2.01. Certification. Concurrently with the execution of the Authorized Participant Agreement, and as requested from time to time by the Trustee but no less frequently than annually, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant’s Secretary or other duly authorized official setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an “Authorized Representative”). Such certificate may be accepted and relied upon by the Trust as conclusive evidence of the facts

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set forth therein and shall be considered to be in full force and effect until (i) receipt by the Trust of a superseding certificate in a form approved by the Trust bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

Section 2.02. PIN Numbers. The Trustee shall issue to each Authorized Participant a unique personal identification number (“PIN Number”) by which such Authorized Participant shall be identified and instructions issued by the Authorized Participant shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Representatives. The Authorized Participant may revoke the PIN Number at any time upon written notice to the Trustee, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to its PIN Number or has or intends to use the PIN Number in an unauthorized manner. Upon receipt of such written request, the Trustee shall, as promptly as practicable, de-activate the PIN Number. If an Authorized Participant’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Trustee. The Authorized Participant agrees that, absent the Trustee’s fraud, willful misconduct or failure to cancel the PIN Number promptly following a written request to do so from the Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust or the Trustee shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of the Authorized Participant’s PIN Number prior to the time the Authorized Participant provides notice to the Trustee of the termination or revocation of authority pursuant to Section 2.03.

Section 2.03. Termination of Authority. Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Trustee and such notice shall be effective upon receipt by the Trustee; and (ii) request a new PIN Number. The Trustee shall, as promptly as practicable, de-activate the PIN Number upon receipt of such written notice.

Section 2.04. Verification. The Trustee may assume that all instructions issued to it using the Authorized Participant’s PIN Number have been properly placed by Authorized Representatives, unless the Trustee has actual knowledge to the contrary or the Authorized Participant has revoked its PIN Number. The Trustee shall have no duty to verify that an Order is being placed by an Authorized Representative. The Authorized Participant agrees that the Trustee shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Trustee previously received from the Authorized Participant written notice to revoke its PIN Number.

ARTICLE III

STATUS OF THE AUTHORIZED PARTICIPANT

Section 3.01. Clearing Status. The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national or international clearing and settlement organizations through which, in compliance with the Procedures, the

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transactions contemplated hereby will clear and settle. Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Trustee.

Section 3.02. Broker-Dealer Status. The Authorized Participant represents and warrants that, unless the following paragraph is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, and (iii) a member in good standing with FINRA. The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement. The Authorized Participant further agrees to comply with all applicable U.S. federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in Shares, and with the Constitution, FINRA By-Laws and Conduct Rules of the NASD (or with comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules) applicable to its activities as an Authorized Participant, and that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

Section 3.03. Foreign Status. If the Authorized Participant is offering and selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made (e.g., it will not offer or sell Shares of the Trust in any state or jurisdiction where they may not lawfully be offered and/or sold), to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder and to conduct its business in accordance with the spirit of the FINRA Conduct Rules.

Section 3.04. Compliance with Certain Laws. If the Authorized Participant is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“U.S.A. PATRIOT Act”), the Authorized Purchaser is in compliance with the anti-money laundering and related provisions of the U.S.A. PATRIOT Act.

Section 3.05. Authorized Participant Status.

a. The Authorized Participant understands and acknowledges that the method by which Baskets of Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Baskets of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

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b. The Sponsor shall ensure that the Prospectus contains an accurate and current listing of Authorized Participants.

ARTICLE IV

ROLE OF AUTHORIZED PARTICIPANT

Section 4.01. Independent Contractor. The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Trustee in any matter or in any respect. The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trustee, the Sponsor or their designees concerning the performance of the Authorized Participant’s responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) it is confidential or proprietary in nature.

Section 4.02. Rights and Obligations of DTC Participant. In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other Beneficial Owner, that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Procedures.

Section 4.03. Beneficial Owner Communications. The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Trustee or the Sponsor in determining the ownership level of each beneficial owner relating to positions in Shares that the Authorized Participant may hold as record holder. In addition, the Authorized Participant agrees, in accordance with applicable laws, rules and regulations, at the request of the Sponsor or the Trustee to forward to such beneficial owners written materials and communications received from the requesting party in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent by the Sponsor or the Trustee to such beneficial owners pursuant to the Trust Agreement or applicable law or regulation, or that the Sponsor or the Trustee reasonably wishes to distribute, at its own expense, to such beneficial owners.

ARTICLE V

MARKETING MATERIALS AND REPRESENTATIONS

Section 5.01. Authorized Participant’s Representation. The Authorized Participant represents, warrants and agrees that it will not make, or permit any of its representatives to make, any representations concerning Shares other than those contained in the Trust’s then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. The Authorized Participant agrees to provide each purchaser of

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Shares, whenever required by Rule 173 under the 1933 Act, a notice in compliance with the provisions of such Rule or a copy of the final Prospectus. The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor. The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that the Shares are not redeemable units of beneficial interest in the Trust. Notwithstanding the foregoing, the Authorized Participant may, without the written approval of the Sponsor, prepare and circulate in the regular course of its business reports, research or similar materials that include information, opinions or recommendations relating to Shares (i) for public dissemination, provided that such reports, research or similar materials compare the relative merits and benefits of Shares with other products and do not discuss Shares more prominently than such other products and (ii) for internal use by the Authorized Participant. Copies of the then current Prospectus of the Trust will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request.

Section 5.02. Prospectus. The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request. The Sponsor will notify the Authorized Participant when a revised, supplemented or amended Prospectus for the Shares is available, and make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers. The Sponsor shall be deemed to have complied with this Section 5.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

ARTICLE VI

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01. Indemnification. The provisions of this Section 6.01 shall survive termination of the Agreement.

a. The Authorized Participant shall indemnify and hold harmless the Sponsor, the Trustee, the Trust, the Custodian (which the parties agree is a third-party beneficiary under this Subsection 6.01(a)), their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Authorized Participant of any representations or warranties of the Authorized Participant (including under Section 3.2 of the Trust Agreement); (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in the Authorized Participant

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Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations, that apply to it; or (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Authorized Participant.

b. The Authorized Participant shall not be liable to any Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Trustee or any Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Commencement of Trading. The Authorized Participant may not submit an Order prior to the effectiveness of the registration statement, or amendment to the registration statement, filed with the Securities and Exchange Commission and pursuant to which the Authorized Participant is identified as such in the Prospectus.

IN WITNESS WHEREOF, the Sponsor and the Trustee have executed these Standard Terms as of the date set forth above.

THE BANK OF NEW YORK MELLON, in its capacity as Trustee

By:	/s/

Name:
Title:

ETF SECURITIES USA LLC, in its capacity as Sponsor

By:	/s/

Name:
Title:

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SCHEDULE 3- AUTHORIZED REPRESENTATIVES OF THE AUTHORIZED PARTICIPANT

Certificate of Authorized Representatives

Each of the following employees of [               ] (each, an “Authorized Representative”) is authorized, in accordance with the Authorized Participant Agreement dated [                    ], 2009 among [               ], the Sponsor and the Trustee, to submit Purchase Orders and Redemption Orders on behalf and in the name of [               ] and to give instructions or any other notice or request on behalf of [               ] with respect to such Orders or any other activity contemplated by the Authorized Participant Agreement.

Name: ________________________________

E-mail Address: _________________________

Telephone: _____________________________

Fax: __________________________________

Name: ________________________________

E-mail Address: _________________________

Telephone: _____________________________

Fax: __________________________________

The undersigned, [               ], does hereby certify that the persons listed above have been duly authorized to act as Authorized Representatives pursuant to the Authorized Participant Agreement.

By:

Name:
Title:

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